Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38868) pertaining to Nabi Savings & Retirement Plan of our report dated June 13, 2003, with respect to the financial statements and supplemental schedule of Nabi Savings & Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
June 25, 2003

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